                                                                    Exhibit 99.2

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of the General Partner and the Unitholders of Plains All American Pipeline, L.P.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Plains All American Pipeline, L.P. and its subsidiaries (the "Partnership") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000 and the period from inception (November 23, 1998) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP



Houston, Texas
March 22, 2001, except Note 19 which is as of August 27, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of the General Partner and the Unitholders of Plains All American Pipeline, L.P.


In our opinion, the accompanying combined statements of operations and cash flows of the Plains Midstream Subsidiaries, the predecessor entity of Plains All American Pipeline, L.P., present fairly, in all material respects, the combined results of their operations and their cash flows for the period from January 1, 1998 to November 22, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plains Midstream Subsidiaries' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP



Houston, Texas
March 22, 2001

              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except unit data)

                                                                            December 31,
                                                                  ----------------------------
                                                                     2000             1999
                                                                  -----------      -----------
                                     ASSETS

CURRENT ASSETS
Cash and cash equivalents                                         $     3,426      $    53,768
Accounts receivable and other                                         347,698          508,920
Inventory                                                              46,780           34,826
Assets held for sale (Note 5)                                              --          141,486
                                                                  -----------      -----------
Total current assets                                                  397,904          739,000
                                                                  -----------      -----------

PROPERTY AND EQUIPMENT                                                467,619          454,878
Less allowance for depreciation and amortization                      (26,974)         (11,581)
                                                                  -----------      -----------
                                                                      440,645          443,297
                                                                  -----------      -----------

OTHER ASSETS
Pipeline linefill                                                      34,312           17,633
Other, net                                                             12,940           23,107
                                                                  -----------      -----------
                                                                  $   885,801      $ 1,223,037
                                                                  ===========      ===========

                         LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
Accounts payable and other current liabilities                    $   328,542      $   485,400
Due to affiliates                                                      20,951           42,692
Short-term debt and current portion of long-term debt                   1,300          109,369
                                                                  -----------      -----------
Total current liabilities                                             350,793          637,461

LONG-TERM LIABILITIES
Bank debt                                                             320,000          259,450
Subordinated note payable - general partner                                --          114,000
Other long-term liabilities and deferred credits                        1,009           19,153
                                                                  -----------      -----------
Total liabilities                                                     671,802        1,030,064
                                                                  -----------      -----------

COMMITMENTS AND CONTINGENCIES (Note 15)

PARTNERS' CAPITAL
Common unitholders (23,049,239 units outstanding)                     217,073          208,359
Class B Common unitholders (1,307,190 units outstanding)               21,042           20,548
Subordinated unitholders (10,029,619 units outstanding)               (27,316)         (35,621)
General partner                                                         3,200             (313)
                                                                  -----------      -----------
                                                                      213,999          192,973
                                                                  -----------      -----------
                                                                  $   885,801      $ 1,223,037
                                                                  ===========      ===========

         See notes to consolidated and combined financial statements

             PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
              CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                     (in thousands, except per unit data)

                                                                                                                    Predecessor
                                                                                                                    -----------
                                                                                                   November 23,     January 1,
                                                                    Year Ended December 31,          1998 To         1998 To
                                                               --------------------------------    December 31,     November 22,
                                                                    2000             1999             1998             1998
                                                               -------------   ----------------   ------------    ---------------
REVENUES                                                        $ 6,641,187     $  10,910,423      $  398,918      $  3,118,353

COST OF SALES AND OPERATIONS                                      6,506,504        10,800,109         391,419         3,087,372
UNAUTHORIZED TRADING LOSSES
   AND RELATED EXPENSES (Note 3)                                      6,963           166,440           2,400             4,700
                                                               -------------   ----------------   ------------    ---------------

Gross Margin                                                        127,720           (56,126)          5,099            26,281
                                                               -------------   ----------------   ------------    ---------------
EXPENSES
General and administrative                                           40,821            23,211             771             4,526
Depreciation and amortization                                        24,523            17,344           1,192             4,179
Restructuring expense                                                     -             1,410               -                 -
                                                               -------------   ----------------   ------------    ---------------
Total expenses                                                       65,344            41,965           1,963             8,705
                                                               -------------   ----------------   ------------    ---------------

Operating income (loss)                                              62,376           (98,091)          3,136            17,576
Interest expense                                                    (28,691)          (21,139)         (1,371)          (11,260)
Gain on sale of assets (Note 5)                                      48,188            16,457               -                 -
Interest and other income                                            10,776               958              12               572
                                                               -------------   ----------------   ------------    ---------------
Net income (loss) before provision in lieu
   of income taxes and extraordinary item                            92,649          (101,815)          1,777             6,888
Provision in lieu of income taxes                                         -                 -               -             2,631
                                                               -------------   ----------------   ------------    ---------------

Net income (loss) before extraordinary item                          92,649          (101,815)          1,777             4,257
Extraordinary item (Note 9)                                         (15,147)           (1,545)              -                 -
                                                               =============   ================   ============    ===============
NET INCOME (LOSS)                                               $    77,502     $    (103,360)     $    1,777      $      4,257
                                                               =============   ================   ============    ===============

NET INCOME (LOSS) - LIMITED PARTNERS                            $    75,754     $    (101,517)     $    1,741      $      4,172
                                                               =============   ================   ============    ===============

NET INCOME (LOSS) - GENERAL PARTNER                             $     1,748     $      (1,843)     $       36      $         85
                                                               =============   ================   ============    ===============

BASIC AND DILUTED INCOME (LOSS)
PER LIMITED PARTNER UNIT
   Net income (loss) before extraordinary item                  $      2.64     $       (3.16)     $     0.06      $       0.25
   Extraordinary item                                                 (0.44)            (0.05)              -                 -
                                                               -------------   ----------------   ------------    ---------------
   Net income (loss)                                            $      2.20     $       (3.21)     $     0.06      $       0.25
                                                               =============   ================   ============    ===============
WEIGHTED AVERAGE NUMBER
   OF UNITS OUTSTANDING                                              34,386            31,633          30,089            17,004
                                                               =============   ================   ============    ===============

         See notes to consolidated and combined financial statements.

             PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
              CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                                                  Predecessor
                                                                                                                  -----------
                                                                                                November 23,       January 1,
                                                                                                  1998 To           1998 To
                                                                  Year Ended December 31,       December 31,       November 22,
                                                             ------------------------------
                                                                   2000             1999            1998               1998
                                                             ---------------    -----------     -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                            $        77,502    $  (103,360)    $       1,777      $       4,202
Items not affecting cash flows
   from operating activities:
     Depreciation and amortization                                    24,523         17,344             1,192              4,179
     (Gain) loss on sale of assets (Note 5)                          (48,188)       (16,457)                -                117
     Change in payable in lieu of deferred taxes                           -              -                 -              2,231
     Noncash compensation expense                                      3,089          1,013                 -                  -
     Allowance for doubtful accounts                                   5,000              -                 -                  -
     Other non cash items                                              4,574          1,047                45                  -
Change in assets and liabilities, net of acquisition:
     Accounts receivable and other                                   120,497       (224,181)          (10,245)            37,498
     Inventory                                                       (11,954)        34,772           (14,805)            (3,336)
     Accounts payable and other current liabilities                 (161,543)       164,783            36,675            (25,850)
     Pipeline linefill                                               (16,679)            (3)           (6,247)             2,343
     Other long-term liabilities and deferred credits                 (8,591)        18,873                 -                  -
     Advances from (payments to) affiliates                          (21,741)        34,924            (1,174)                 -
                                                             ---------------    -----------     -------------      -------------

Net cash provided by (used in) operating activities                  (33,511)       (71,245)            7,218             21,384
                                                             ---------------    -----------     -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES

Costs incurred in connection with
   acquisitions (Note 4)                                                   -       (176,918)                -           (394,026)
Additions to property and equipment                                  (12,603)       (12,801)           (2,887)            (5,528)
 Disposals of property and equipment                                     402            294                 -                  8
Additions to other assets                                               (657)           (68)             (202)               (65)
Proceeds from asset sales (Note 5)                                   223,859          3,400                 -                  -
                                                             ---------------    -----------     -------------      -------------

Net cash provided by (used in) investing activities                  211,001       (186,093)           (3,089)          (399,611)
                                                             ---------------    -----------     -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES

Advances from (payments to) affiliates                                     -              -                 -              3,349
Proceeds from issuance of units                                            -         76,450           241,690                  -
Distributions upon formation                                               -              -          (241,690)                 -
Costs incurred in connection
   with financing arrangements                                        (6,748)       (17,243)                -             (9,938)
Cash balance at formation                                                  -              -               224                  -
Subordinated notes - general partner                                (114,000)       114,000                 -                  -
Proceeds from long-term debt                                       1,433,750        403,721                 -            331,300
Proceeds from short-term debt                                         51,300        131,119             1,150             30,600
Principal payments of long-term debt                              (1,423,850)      (268,621)                -            (39,300)
Principal payments of short-term debt                               (108,719)       (82,150)                -            (40,000)
Capital contribution from Parent                                           -              -                 -            113,700
Dividend to Parent                                                         -              -                 -             (3,557)
Distributions to unitholders                                         (59,565)       (51,673)                -                  -
                                                             ---------------    -----------     -------------      -------------

Net cash provided by (used in) financing activities                 (227,832)       305,603             1,374            386,154
                                                             ---------------    -----------     -------------      -------------

Net increase (decrease) in cash and cash equivalents                 (50,342)        48,265             5,503              7,927
Cash and cash equivalents, beginning of period                        53,768          5,503                 -                  2
                                                             ---------------    -----------     -------------      -------------

Cash and cash equivalents, end of period                     $         3,426    $    53,768     $       5,503      $       7,929
                                                             ===============    ===========     =============      =============

         See notes to consolidated and combined financial statements.

             PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
    FOR THE PERIOD FROM INCEPTION (NOVEMBER 23, 1998) TO DECEMBER 31, 1998
                AND THE YEARS ENDED DECEMBER 31, 1999 AND 2000
                                (in thousands)

                                                                                                                          Total
                                                                   Class B                                General       Partners'
                                          Common Units           Common Units      Subordinated Units     Partner        Capital
                                    ----------------------   -------------------  --------------------    -------      ----------
                                       Units        Amount     Units     Amount    Units       Amount     Amount         Amount
                                    --------     ---------   -------    --------  -------   ----------    -------      ----------
Issuance of units to public           13,085     $ 241,690         -    $      -        -   $        -    $     -      $ 241,690

Contribution of assets and
   debt assumed                        6,974       106,392         -           -   10,030      153,005      9,369        268,766

Distribution at time
   of formation                            -       (95,675)        -           -        -     (137,590)    (8,425)      (241,690)

Net income for the period
   from November 23, 1998
   to December 31, 1998                    -         1,161         -           -        -          580         36          1,777
                                    --------     ---------   -------    --------  -------   ----------    -------      ----------

Balance at
   December 31, 1998                  20,059       253,568         -           -   10,030       15,995        980        270,543

Issuance of Class B
   Common Units                            -             -     1,307      25,000        -            -        252         25,252

Noncash compensation expense               -             -         -           -        -            -      1,013          1,013


Issuance of units to public            2,990        50,654         -           -        -            -        544         51,198

Distributions                              -       (33,265         -      (1,234)       -      (15,915)    (1,259)       (51,673)

Net loss                                   -       (62,598         -      (3,218)       -      (35,701)    (1,843)      (103,360)
                                    --------     ---------   -------    --------  -------   ----------    -------      ----------

Balance at December 31, 1999          23,049       208,359     1,307      20,548   10,030      (35,621)      (313)       192,973


Noncash compensation expense               -             -         -           -        -            -      3,089          3,089


Distributions                              -       (42,066         -      (2,384)       -      (13,791)    (1,324)       (59,565)

Net income                                 -        50,780         -       2,878        -       22,096      1,748         77,502
                                    --------     ---------   -------    --------  -------   ----------    -------      ----------

Balance at December 31, 2000          23,049     $ 217,073     1,307    $ 21,042   10,030   $  (27,316)   $ 3,200      $ 213,999
                                    ========     =========   =======    ========  =======   ==========    =======      ==========

         See notes to consolidated and combined financial statements.

             PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1 -- Organization and Basis of Presentation

   Organization

     We are a Delaware limited partnership (the "Partnership") that was formed in September of 1998 to acquire and operate the midstream crude oil business and assets of Plains Resources Inc. ("Plains Resources") and its wholly owned subsidiaries. On November 23, 1998, we completed our initial public offering and the transactions whereby we became the successor to the business of the midstream subsidiaries of Plains Resources, also referred to as our predecessor or the Plains Midstream Subsidiaries. Our operations are conducted through Plains Marketing, L.P. and All American Pipeline, L.P. Our general partner, Plains All American Inc., is a wholly owned subsidiary of Plains Resources. We are engaged in interstate and intrastate marketing, transportation and terminalling of crude oil. Terminals are facilities where crude oil is transferred to or from storage or a transportation system, such as trucks or another pipeline. The operation of these facilities is called "terminalling". Our operations are conducted primarily in California, Texas, Oklahoma, Louisiana, Illinois and the Gulf of Mexico.

   Formation and Offering

     On November 23, 1998, we completed an initial public offering of 13,085,000 common units at $20.00 per unit, representing limited partner interests and received net proceeds of approximately $244.7 million. Concurrently with the closing of the initial public offering, certain of the Plains Midstream subsidiaries were merged into Plains Resources, which sold the assets of these subsidiaries to us in exchange for $64.1 million and the assumption of $11.0 million of related indebtedness. At the same time, our general partner conveyed all of its interest in the All American Pipeline and the SJV Gathering System to us in exchange for:

     . 6,974,239 common units, 10,029,619 subordinated units and an aggregate 2% general partner interest;
     . the right to receive incentive distributions as defined in the partnership agreement; and
     . our assumption of $175.0 million of indebtedness incurred by our general partner in connection with the acquisition of the All American Pipeline and the SJV Gathering System.

     In addition to the $64.1 million discussed above, we distributed approximately $177.6 million of the offering proceeds to our general partner and used approximately $3.0 million of the remaining proceeds to pay expenses incurred in connection with the initial public offering.

   Basis of Consolidation and Presentation

     The accompanying financial statements and related notes present our consolidated financial position as of December 31, 2000 and 1999, and the results of our operations, cash flows and changes in partners' capital for the years ended December 31, 2000 and 1999 and the period from inception (November 23, 1998) to December 31, 1998, and the results of operations and cash flows of our predecessor for the period from January 1, 1998 to November 22, 1998. All significant intercompany transactions have been eliminated. Certain reclassifications have been made to prior period amounts to conform with current period presentation.

Note 2 -- Summary of Significant Accounting Policies

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) depreciation and amortization, (2) allowance for doubtful accounts receivable and (3) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

     Revenue Recognition. Gathering and marketing revenues are accrued at the time title to the product sold transfers to the purchaser, which occurs upon receipt of the product by the purchaser, and purchases are accrued at the time title to the product purchased transfers to us, which occurs upon our receipt of the product. Terminalling and storage revenues are recognized at the time service is performed. Revenues for the transportation of crude oil are recognized based upon regulated and non-regulated tariff rates and the related transported volumes.

     Cost of Sales and Operations. Cost of sales and operations consists of the cost of crude oil, transportation fees, field and pipeline operating expenses and letter of credit expenses. Field and pipeline operating expenses consist primarily of fuel and power costs, telecommunications, labor costs for pipeline field personnel, maintenance, utilities, insurance and property taxes.

     Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2000 and 1999, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

     Accounts Receivable, Net. At December 31, 2000, our allowance for doubtful accounts receivable totaled $5.0 million and is reflected in the consolidated balance sheet as a reduction of certain accounts receivable which are included in Other Assets. The allowance was established in 2000 by a $5.0 million charge to general and administrative expense.

     Inventory. Inventory consists of crude oil in pipelines and in storage tanks which is valued at the lower of cost or market, with cost determined using the average cost method.

     Property and Equipment and Pipeline Linefill. Property and equipment is stated at cost and consists of:

                                                                      December 31,
                                                               ------------------------
                                                                   2000        1999
                                                               -----------   ----------
                                                                       (in thousands)

          Crude oil pipelines                                  $   359,826   $  351,460
          Crude oil pipeline facilities                             39,358       39,358
          Crude oil storage and terminal facilities                 45,989       43,583
          Trucking equipment, injection stations and other          19,435       18,249
          Office property and equipment                              3,011        2,228

                                                                   467,619      454,878
          Less accumulated depreciation and amortization           (26,974)     (11,581)
                                                               -----------   ----------
                                                               $   440,645   $  443,297
                                                               ===========   ==========

Depreciation is computed using the straight-line method over estimated useful lives as follows:

     .  crude oil pipelines - 40 years;
     .  crude oil pipeline facilities - 25 years;
     .  crude oil terminal and storage facilities - 30 to 40 years;
     . trucking equipment, injection stations and other - 5 to 10 years; and . other property and equipment - 5 to 7 years.

     Acquisitions and improvements are capitalized; maintenance and repairs are expensed as incurred. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

     Pipeline linefill is recorded at cost and consists of crude oil linefill used to pack a pipeline such that when an incremental barrel enters a pipeline it forces a barrel out at another location. At December 31, 2000, we had approximately 1.6 million barrels of crude oil used to maintain our minimum operating linefill requirements. Proceeds from the sale and repurchase of pipeline linefill are reflected as cash flows from operating activities in the accompanying consolidated and combined statements of cash flows. Proceeds from the sale of 5.2 million barrels of crude oil linefill in connection with the segment of the All American Pipeline that was sold are included in investing activities in the accompanying consolidated and combined statements of cash flows (see Note 5).

     Impairment of Long-Lived Assets. Long-lived assets, including any related goodwill, with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value. Fair value is generally determined from estimated discounted future net cash flows.

Other Assets. Other assets consist of the following (in thousands):

                                                December 31,
                                          ----------------------
                                             2000         1999
                                          --------     ---------
          Debt issue costs                $  8,918     $  24,776
          Long-term receivable, net          5,000             -
          Goodwill and other                   770         1,994
                                          --------     ---------
                                            14,688        26,770
          Accumulated amortization          (1,748)       (3,663)
                                          --------     ---------
                                          $ 12,940     $  23,107
                                          ========     =========

     Costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the "effective interest" method of amortization. Goodwill was recorded as the amount of the purchase price in excess of the fair value of certain transportation and crude oil gathering assets purchased by our predecessor and is amortized using the straight-line method over a period of twenty years.

     Federal Income Taxes. No provision for income taxes related to our operations is included in the accompanying consolidated financial statements, because as a partnership we are not subject to federal or state income tax and the tax effect of our activities accrues to the unitholders. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. Individual unitholders will have different investment bases depending upon the timing and price of acquisition of partnership units. Further, each unitholder's tax accounting, which is partially dependent upon his/her tax position, may differ from the accounting followed in the consolidated financial statements. Accordingly, there could be significant differences between each individual unitholder's tax bases and his/her share of the net assets reported in the consolidated financial statements. We do not have access to information about each individual unitholder's tax attributes, and the aggregate tax bases cannot be readily determined. Accordingly, management does not believe that in our circumstances, the aggregate difference would be meaningful information.

     Our predecessor is included in the consolidated federal income tax return of Plains Resources. Income taxes are calculated as if our predecessor had filed a return on a separate company basis utilizing a federal statutory rate of 35%.

     Hedging. We utilize various derivative instruments, for purposes other than trading, to hedge our exposure to price fluctuations on crude in storage and expected purchases, sales and transportation of crude oil. The derivative instruments consist primarily of futures and option contracts traded on the New York Mercantile Exchange and crude oil swap contracts entered into with financial institutions. We also utilize interest rate swaps and collars to manage the interest rate exposure on our long-term debt.

     These derivative instruments qualify for hedge accounting as they reduce the price risk of the underlying hedged item and are designated as a hedge at inception. Additionally, the derivatives result in financial impacts that are inversely correlated to those of the items being hedged. This correlation, generally in excess of 80%, (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis. If correlation ceases to exist, we would discontinue hedge accounting and apply mark to market accounting. Gains and losses on the termination of hedging instruments are deferred and recognized in income as the impact of the hedged item is recorded.

     Unrealized changes in the market value of crude oil hedge contracts are not generally recognized in our statement of operations or our predecessor's statements of operations until the underlying hedged transaction occurs. The financial impacts of crude oil hedge contracts are included in our and our predecessor's statements of operations as a component of revenues. Such financial impacts are offset by gains or losses realized in the physical market. Cash flows from crude oil hedging activities are included in operating activities in the accompanying statements of cash flows. Net deferred gains and losses on futures contracts, including closed futures contracts, entered into to hedge anticipated crude oil purchases and sales, are included in current assets or current liabilities in the accompanying consolidated balance sheets. Deferred gains or losses from inventory hedges are included as part of the inventory costs and recognized when the related inventory is sold.

     Amounts paid or received from interest rate swaps and collars are charged or credited to interest expense and matched with the cash flows and interest expense of the debt being hedged, resulting in an adjustment to the effective interest rate.

     Net income per unit. Basic and diluted net income (loss) per unit is determined by dividing net income (loss) after deducting the amount allocated to the general partner interest, by the weighted average number of outstanding common units and subordinated units. Partnership income (loss) is allocated first according to cash distributions, and the remainder according to percentage ownership in the partnership. For periods prior to November 23, 1998, outstanding units are assumed to equal the common and subordinated units received by our general partner in exchange for assets contributed to us.

     Unit Options. We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for our employee unit options and awards. Under APB 25, no compensation expense is recognized when the exercise price of options equals the fair value (market price) of the underlying units on the date of grant (see Note 14).

     Recent Accounting Pronouncements. We implemented Emerging Issues Task Force ("EITF") Issue No. 99-19, "Recording Revenue Gross as a Principal versus Net as an Agent" in the fourth quarter of 2000. Crude oil buy/sell contracts and exchanges whereby like volumes are purchased and sold were previously reported net in cost of sales and operations. These transactions have been reclassified to be reflected as gross revenues and cost of sales and operations in our statements of operations for all periods presented with no effect on earnings. The amounts by which revenues and cost of sales and operations have been reclassified for the years ended December 31, 2000 and 1999 and the periods November 23, 1998 to December 31, 1998 and January 1, 1998 to November 22, 1998 are $2.5 billion, $6.2 billion, $0.2 billion, and $2.1 billion, respectively.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was subsequently amended (i) in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"), which deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000; and (ii) in June 2000 by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedge Activities," which amended certain provisions, inclusive of the definition of the normal purchase and sale exclusion. We have determined that our physical purchase and sale agreements, which under SFAS 133 could be considered derivatives, qualify for the normal purchase and sale exclusion.

     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. For fair value hedge transactions in which we are hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the fair value of the hedged item. For cash flow hedge transactions, in which we are hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income, a component of partners' capital. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are affected by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in earnings in the current period.

     We adopted SFAS 133, as amended, effective January 1, 2001. Our implementation procedures identified all instruments in place at the adoption date that are subject to the requirements of SFAS 133. Upon adoption, we recorded a cumulative effect charge of $8.3 million in accumulated other comprehensive income to recognize at fair value all derivative instruments that are designated as cash flow hedging instruments and a cumulative effect gain of $0.5 million to earnings.
Correspondingly, an asset of $2.8 million and a liability of $10.6 million have been established. Implementation issues continue to be addressed by the FASB and any change to existing guidance might impact our implementation. Adoption of this standard could increase volatility in earnings and partners' capital through comprehensive income.

Note 3 -- Unauthorized Trading Losses

     In November 1999, we discovered that a former employee had engaged in unauthorized trading activity, resulting in losses of approximately $162.0 million ($174.0 million, including estimated associated costs and legal expenses). A full investigation into the unauthorized trading activities by outside legal counsel and independent accountants and consultants determined that the vast majority of the losses occurred from March through November 1999. Approximately $7.1 million of the unauthorized trading losses was recognized in 1998 and the remainder in 1999. In 2000, we recognized an additional $7.0 million charge for litigation related to the unauthorized trading losses (see
Note 15).

Note 4 -- Acquisitions

   Scurlock Acquisition

     On May 12, 1999, we completed the acquisition of Scurlock Permian LLC and certain other pipeline assets from Marathon Ashland Petroleum LLC. Including working capital adjustments and closing and financing costs, the cash purchase price was approximately $141.7 million.

     Financing for the Scurlock acquisition was provided through:

     . borrowings of approximately $92.0 million under a previous bank facility;
     . the sale to our general partner of 1.3 million of our Class B common units for a total cash consideration of $25.0 million, or $19.125 per unit, the price equal to the market value of our common units on May 12, 1999; and
     .  a $25.0 million draw under our existing revolving credit agreement.

     The assets, liabilities and results of operations of Scurlock are included in our consolidated financial statements effective May 1, 1999. The Scurlock acquisition has been accounted for using the purchase method of accounting and the purchase price was allocated in accordance with Accounting Principles Board Opinion No. 16, Business Combinations, ("APB 16") as follow (in thousands):

                              Crude oil pipeline, gathering and terminal assets             $        125,120
                              Other property and equipment                                             1,546
                              Pipeline linefill                                                       16,057
                              Other assets (debt issue costs)                                          3,100
                              Other long-term liabilities (environmental accrual)                     (1,000)
                              Net working capital items                                               (3,090)
                                                                                            ----------------
                              Cash paid                                                     $        141,733
                                                                                            ================

     The purchase accounting entries include a $1.0 million accrual for estimated environmental remediation costs. Under the agreement for the sale of Scurlock by Marathon Ashland Petroleum to Plains Scurlock, Marathon Ashland Petroleum has agreed to indemnify and hold harmless Scurlock and Plains Scurlock for claims, liabilities and losses resulting from any act or omission attributable to Scurlock's business or properties occurring prior to the date of the closing of such sale to the extent the aggregate amount of such losses exceed $1.0 million; provided, however, that claims for such losses must individually exceed $25,000 and must be asserted by Scurlock against Marathon Ashland Petroleum on or before May 15, 2003.

West Texas Gathering System Acquisition

     On July 15, 1999, we completed the acquisition of a West Texas crude oil pipeline and gathering system from Chevron Pipe Line Company for approximately $36.0 million, including transaction costs. Our total acquisition cost was approximately $38.9 million including costs to address certain issues identified in the due diligence process. The principal assets acquired include approximately 450 miles of crude oil transmission mainlines, approximately 400 miles of associated gathering and lateral lines and approximately 2.9 million barrels of crude oil storage and terminalling capacity in Crane, Ector, Midland, Upton, Ward and Winkler Counties, Texas. Financing for the amounts paid at closing was provided by a draw under a previous credit facility.

   Pro Forma Results for the Scurlock and West Texas Gathering System
Acquisitions

     The following unaudited pro forma data is presented to show pro forma revenues, net income (loss) and basic and diluted net income (loss) per limited partner unit as if the Scurlock and West Texas Gathering System acquisitions had occurred on January 1, 1998 (in thousands):

                                                          Year           November 23,       January 1,
                                                          Ended             1998 to           1998 to
                                                      December 31,       December 31,      November 22,
                                                          1999               1998              1998
                                                      ------------       -----------       -----------

           Revenues                                   $ 11,301,492       $   501,578       $ 4,272,060
                                                      ============       ===========       ===========
           Net income (loss)                          $    (97,501)      $    (8,080)      $       936
                                                      ============       ===========       ===========
           Basic and diluted net income (loss)
              per limited partner unit                $      (3.02)      $     (0.25)      $      0.05
                                                      ============       ===========       ===========

   All American Pipeline Acquisition

     On July 30, 1998, our predecessor acquired all of the outstanding capital stock of the All American Pipeline Company, Celeron Gathering Corporation and Celeron Trading & Transportation Company (collectively the "Celeron Companies") from Wingfoot, a wholly owned subsidiary of the Goodyear Tire and Rubber Company ("Goodyear"), for approximately $400.0 million, including transaction costs. The principal assets of the entities acquired include the All American Pipeline and the SJV Gathering System, as well as other assets related to such operations. The acquisition was accounted for utilizing the purchase method of accounting and the purchase price was allocated in accordance with APB 16 as follows (in thousands):

               Crude oil pipeline, gathering and terminal assets                 $     392,528
               Other assets (debt issue costs)                                           6,138
               Net working capital items (excluding cash received of $7,481)             1,498
                                                                                 -------------
               Cash paid                                                         $     400,164
                                                                                 =============

Financing for the acquisition was provided through a $325.0 million, limited recourse bank facility and an approximate $114.0 million capital contribution by Plains All American Inc.

     We incurred a $1.4 million restructuring charge in 1999, primarily associated with severance-related expenses of 24 employees who were terminated. As of December 31, 1999, all severance costs were paid and the terminated employees were not employed by us.

   Pro Forma Results for the All American Pipeline Acquisition

     The following unaudited pro forma data is presented to show pro forma revenues, net income and basic and diluted net income per limited partner unit as if the All American Pipeline acquisition had occurred on January 1, 1998 (in thousands):

                                                                  January 1,
                                                                   1998 to
                                                                 November 22,
                                                                     1998
                                                                --------------

                    Revenues                                    $    3,556,002
                                                                ==============
                    Net income                                  $       14,448
                                                                ==============
                    Basic and diluted net income
                       per limited partner unit                 $         0.83
                                                                ==============


Note 5 -- Asset Dispositions

     In March 2000, we sold to a unit of El Paso Corporation ("El Paso") for $129.0 million the segment of the All American Pipeline that extends from Emidio, California to McCamey, Texas. Except for minor third-party volumes, one of our subsidiaries, Plains Marketing, L.P., was the sole shipper on this segment of the pipeline since its predecessor acquired the line from Goodyear in July 1998. We realized net proceeds of approximately $124.0 million after the associated transaction costs and estimated costs to remove equipment. We used the proceeds from the sale to reduce outstanding debt. We recognized a gain of approximately $20.1 million in connection with the sale. The cost of the pipeline segment is included in assets held for sale on the consolidated balance sheet at December 31, 1999.

     We had suspended shipments of crude oil on this segment of the pipeline in November 1999. At that time, we owned approximately 5.2 million barrels of crude oil in the segment of the pipeline. We sold this crude oil from November 1999 to February 2000 for net proceeds of approximately $100.0 million, which were used for working capital purposes. We recognized gains of approximately $28.1 million and $16.5 million in 2000 and 1999, respectively, in connection with the sale of the linefill. The amount of crude oil linefill for sale at December 31, 1999 was $37.9 million and is included in assets held for sale on the consolidated balance sheet.

Note 6 --Debt

     Short-term debt and current portion of long-term debt consists of the following (in thousands):

                                                                                        December 31,
                                                                                ----------------------------
                                                                                      2000         1999
                                                                                -----------       ----------
Plains Marketing, L.P. letter of credit facility and hedged inventory facility, bearing interest at a weighted average interest rate
   of 8.4% at December 31, 2000                                                 $     1,300       $        -
Letter of credit and borrowing facility, bearing interest at weighted
average interest rate of 8.7% at December 31, 1999                                        -           13,719
Secured term credit facility, bearing interest at a weighted average
   interest rate of 8.8% at December 31, 1999                                             -           45,000
                                                                                -----------       ----------
                                                                                      1,300           58,719
Current portion of long-term debt                                                         -           50,650
                                                                                -----------       ----------
                                                                                $     1,300       $  109,369
                                                                                ===========       ==========

Long-term debt consists of the following (in thousands):

                                                                                        December 31,
                                                                                ----------------------------
                                                                                  2000                 1999
                                                                                -----------       ----------
Plains Marketing, L.P. revolving credit facility, bearing interest at
   a weighted average interest rate of 9.2% at December 31, 2000                $   320,000       $        -
All American Pipeline, L.P. bank credit agreement, bearing interest at
   a weighted average interest rate of 8.3% at December 31, 1999                          -          225,000
Plains Scurlock bank credit agreement, bearing interest at
   a weighted average interest rate of 9.1% at December 31, 1999                          -           85,100
Subordinated note payable - general partner, bearing interest at
   a weighted average interest rate of 8.7% at December 31, 1999                          -          114,000
                                                                                -----------       ----------
                                                                                    320,000          424,100
Less current maturities                                                                   -          (50,650)
                                                                                -----------       ----------
                                                                                $   320,000       $  373,450
                                                                                ===========       ==========

     On May 8, 2000, we entered into new bank credit agreements. The borrower under the new facilities is Plains Marketing, L.P. We are a guarantor of the obligations under the credit facilities. The obligations are also guaranteed by the subsidiaries of Plains Marketing, L.P. We entered into the credit agreements in order to:

     . refinance the existing bank debt of Plains Marketing, L.P. and Plains Scurlock Permian, L.P. in conjunction with the merger of Plains Scurlock Permian, L.P. into All American Pipeline, L.P.;
     .    refinance existing bank debt of All American Pipeline, L.P.;
     . repay up to $114.0 million plus accrued interest of subordinated debt to our general partner, and
     . provide additional flexibility for working capital, capital expenditures, and for other general corporate purposes.

     At December 31, 2000, our bank credit agreements consist of:

     . a $400.0 million senior secured revolving credit facility. The revolving credit facility is secured by substantially all of our assets and matures in April 2004. No principal is scheduled for payment prior to maturity. The revolving credit facility bears interest at our option at either the base rate, as defined, plus an applicable margin, or LIBOR plus an applicable margin. We incur a commitment fee of 0.25% to 0.5% on the unused portion of the revolving credit facility.
     . a $300.0 million senior secured letter of credit and borrowing facility, the purpose of which is to provide standby letters of credit to support the purchase and exchange of crude oil for resale and borrowings to finance crude oil inventory that has been hedged against future price risk. The letter of credit facility is secured by substantially all of our assets and has a sublimit for cash borrowings of $100.0 million to purchase crude oil that has been hedged against future price risk. The letter of credit facility expires in April 2003. Aggregate availability under the letter of credit facility for direct borrowings and letters of credit is limited to a borrowing base that is determined monthly based on certain of our current assets and current liabilities (primarily inventory and accounts receivable and accounts payable related to the purchase and sale of crude oil). At December 31, 2000, approximately $59.7 million in letters of credit were outstanding under the letter of credit and borrowing facility.

     Our bank credit agreements prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. In addition, the agreements contain various covenants limiting our ability to, among other things:

     .    incur indebtedness;
     .    grant liens;
     .    sell assets;
     .    make investments;
     .    engage in transactions with affiliates;
     .    enter into prohibited contracts; and
     .    enter into a merger or consolidation.

     Our bank credit agreements treat a change of control as an event of default and also requires us to maintain:

     .    a current ratio (as defined) of 1.0 to 1.0;
     . a debt coverage ratio that is not greater that 4.0 to 1.0 for the period from March 31, 2000 to March 31, 2002 and subsequently 3.75 to 1.0;
     .    an interest coverage ratio that is not less than 2.75 to 1.0; and
     .    a debt to capital ratio of not greater than 0.65 to 1.0.

     A default under our bank credit agreements would permit the lenders to accelerate the maturity of the outstanding debt and to foreclose on the assets securing the credit facilities. As long as we are in compliance with our bank credit agreements, they do not restrict our ability to make distributions of "available cash" as defined in our partnership agreement. We are currently in compliance with the covenants contained in our credit agreements. At December 31, 2000, we could have borrowed up to $386.4 million under our secured revolving credit facility.

     In February 2001, our bank credit agreements were amended. The amount available under the senior secured revolving credit facility was increased to $500.0 million and the maturity date was extended to April 2005. The amount available under the senior secured letter of credit and borrowing facility was reduced to $200.0 million and the expiration date was extended to April 2004. In addition, the banks agreed to an amendment which will allow us to borrow an additional $130.0 million under the terms of the senior secured revolving credit facility. We have an underwritten commitment, subject to conditions, for the $130.0 million.

     In December 1999, our general partner loaned us $114.0 million that we used for working capital requirements created by the 1999 unauthorized trading losses (see Note 3). This loan was repaid in May 2000 with proceeds from our senior secured revolving credit facility.

     On December 30, 1999, we entered into a $65.0 million senior secured term credit facility to fund short-term working capital requirements resulting from the unauthorized trading losses. The facility was secured by a portion of the
5.2 million barrels of linefill that was sold and receivables from certain sales contracts applicable to the linefill. The facility had a maturity date of March 24, 2000 and was repaid with the proceeds from the sale of the linefill securing the facility.

     At December 31, 1999 we had a $225.0 million bank credit agreement that included a $175.0 million term loan facility and a $50.0 million revolving credit facility. As a result of the unauthorized trading losses discovered in November 1999, the facility was in default of certain covenants, with those defaults being subsequently waived and the facility amended in December 1999. At December 31, 1999, we had $225.0 million outstanding under the terms of this bank credit facility. In addition, at December 31, 1999, Plains Scurlock had a bank credit agreement which consisted of a five-year $82.6 million term loan facility and a three-year $35.0 million revolving credit facility. The revolving credit facility could be used for borrowings or letters of credit to support crude oil purchases. As of December 31, 1999, letters of credit of approximately $29.5 million were outstanding under the revolver and borrowings of $82.6 million and $2.5 million were outstanding under the term loan and revolver, respectively. Amounts outstanding under these credit agreements were repaid in May 2000 with proceeds from our senior secured revolving credit facility.

   Maturities

     The aggregate amount of maturities of all long-term indebtedness at December 31, 2000 for the next five years is: 2004 - $320.0. After the February 2001 amendments to the revolving credit facility, the maturities were: 2005 - $320.0.

Note 7 -- Partnership Capital and Distributions

     Partner's capital consists of 24,356,429 common units, including 1,307,190 Class B common units, representing a 69.4% effective aggregate ownership interest in the partnership and its subsidiaries, (a subsidiary of our general partner owns 6,791,816 of such common units), 10,029,619 Subordinated units owned by a subsidiary of our general partner representing a 28.6% effective aggregate ownership interest in the partnership and its subsidiaries limited partner interest and a 2% general partner interest. In the aggregate, our general partner's interests represent an effective 54.0% ownership of our equity at December 31, 2000.

     All of the subordinated units and 20,059,239 of the common units were issued in connection with our November 1998 initial public offering. In October 1999, we completed a public offering of an additional 2,990,000 common units representing limited partner interests at $18.00 per unit. Net proceeds, including our general partners' contribution, from the offering were approximately $51.3 million after deducting underwriters' discounts and commissions and offering expenses of approximately $3.1 million. These proceeds were used to reduce outstanding debt. The Class B common units were issued in May 1999 to our general partner at $19.125 per unit for total proceeds of $25.0 million in connection with the Scurlock acquisition.

     We will distribute 100% of our available cash within 45 days after the end of each quarter to unitholders of record and to our general partner. Available cash is generally defined as all of our cash and cash equivalents on hand at the end of each quarter less reserves established by our general partner for future requirements. Distributions of available cash to holders of subordinated units are subject to the prior rights of holders of common units to receive the minimum quarterly distribution ("MQD") for each quarter during the subordination period (which will not end earlier than December 31, 2003) and to receive any arrearages in the distribution of the MQD on the common units for the prior quarters during the subordination period. There were no arrearages on common units at December 31, 2000. The MQD is $0.45 per unit ($1.80 per unit on an annual basis). Upon expiration of the subordination period, all subordinated units will be converted on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of available cash. Under certain circumstances, up to 50% of the subordinated units may convert into common units prior to the expiration of the subordination period. Common units will not accrue arrearages with respect to distributions for any quarter after the subordination period and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

     If quarterly distributions of available cash exceed the MQD or the Target Distribution Levels (as defined), our general partner will receive distributions which are generally equal to 15%, then 25% and then 50% of the distributions of available cash that exceed the MQD or Target Distribution Level. The Target Distribution Levels are based on the amounts of available cash from our Operating Surplus (as defined) distributed with respect to a given quarter that exceed distributions made with respect to the MQD and common unit arrearages, if any. Cash distributions for the second, third and fourth quarters of 2000 were $0.4625 per unit on our outstanding common units, Class B units and subordinated units, representing an increase of $0.0125 per unit over the MQD. Cash distributions for the second and third quarters of 1999 were $0.4625 per unit and $0.48125 per unit, respectively, on our outstanding common units, Class B units and subordinated units, representing an increase of $0.0125 per unit and $0.03125 per unit, respectively, over the MQD.

     The Class B common units are initially pari passu with common units with respect to distributions, and are convertible into common units upon approval of a majority of the common unitholders. The Class B unitholders may request that we call a meeting of common unitholders to consider approval of the conversion of Class B units into common units. If the approval of a conversion by the common unitholders is not obtained within 120 days of a request, each Class B common unitholder will be entitled to receive distributions, on a per unit basis, equal to 110% of the amount of distributions paid on a common unit, with such distribution right increasing to 115% if such approval is not secured within 90 days after the end of the 120-day period. Except for the vote to approve the conversion, Class B common units have the same voting rights as the common units.

Note 8 -- Financial Instruments

   Derivatives

     We utilize derivative financial instruments to hedge our exposure to price volatility on crude oil and do not use such instruments for speculative trading purposes. These arrangements expose us to credit risk (as to counterparties) and to risk of adverse price movements in certain cases where our purchases are less than expected. In the event of non-performance of a counterparty, we might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then-current market prices. In order to minimize credit risk relating to the non-performance of a counterparty, we enter into such contracts with counterparties that are considered investment grade, periodically review the financial condition of such counterparties and continually monitor the effectiveness of derivative financial instruments in achieving our objectives. In view of our criteria for selecting counterparties, our process for monitoring the financial strength of these counterparties and our experience to date in successfully completing these transactions, we believe that the risk of incurring significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

     At December 31, 2000, our hedging activities included crude oil futures contracts maturing in 2000 through 2002, covering approximately 3.2 million barrels of crude oil. Since such contracts are designated as hedges and correlate to price movements of crude oil, any gains or losses resulting from market changes will be largely offset by losses or gains on our hedged inventory or anticipated purchases of crude oil. Such contracts resulted in a reduction in revenues of $15.1 million and $17.8 million for the years ended December 31, 2000 and 1999, respectively. The unrealized loss with respect to such instruments at December 31, 2000 and 1999 was $7.8 million and $9.8 million, respectively.

     Interest rate swaps and collars are used to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. At December 31, 2000, we had interest rate swap and collar arrangements for an aggregate notional principal amount of $215.0 million. The adjustment to interest expense resulting from interest rate swaps for the years ended December 31, 2000 and 1999 was a $0.1 million gain and a $0.1 million loss. These instruments are based on LIBOR margins and provide for a floor of 5% and a ceiling of 6.5% with an expiration date of February 2001 for $90.0 million notional principal amount and a floor of 6% and a ceiling of 8% with an expiration date of August 2002 for $125.0 million notional principal amount.

   Fair Value of Financial Instruments

     The carrying values of items comprising current assets and current liabilities approximate fair value due to the short-term maturities of these instruments. The carrying value of bank debt approximates fair value as interest rates are variable, based on prevailing market rates. Crude oil futures contracts permit settlement by delivery of the crude oil and, therefore, are not financial instruments, as defined. The fair value of crude oil swaps and option contracts and interest rate swap and collar agreements are based on current termination values or quoted market prices of comparable contracts.

     The carrying amounts and fair values of our financial instruments are as follows (in thousands):

                                                                                       December 31,
                                                                   -------------------------------------------------
                                                                            2000                       1999
                                                                   ---------------------       ---------------------
                                                                   Carrying        Fair        Carrying        Fair
                                                                    Amount        Value         Amount        Value
                                                                   --------       ------       --------     --------
      Unrealized loss on crude oil swaps and option contracts      $      -       $    -             -      $   (569)
      Unrealized gain (loss) on interest rate swaps and collars           -         (561)            -           388

Note 9 -- Early Extinguishment of Debt

     During 2000, we recognized extraordinary losses, consisting primarily of unamortized debt issue costs, totaling $15.1 million related to the permanent reduction of the All American Pipeline, L.P. term loan facility and the refinancing of our credit facilities. In addition, interest and other income for the year ended December 31, 2000, includes $9.7 million of previously deferred gains from terminated interest rate swaps as a result of debt extinguishment (see Notes 3 and 6). The extraordinary loss of $1.5 million in 1999 relates to the write-off of certain debt issue costs and penalties associated with the prepayment of debt.

Note 10 -- Income Taxes

     As discussed in Note 2, our predecessor's results are included in Plains Resources' combined federal income tax return. The amounts presented below were calculated as if our predecessor filed a separate tax return.

     Provision in lieu of income taxes of our predecessor consists of the following components (in thousands):

                                                   January 1,
                                                    1998 To
                                                  November 22,
                                                     1998
                                                  ------------
                              Federal
                                 Current           $       455
                                 Deferred                1,900
                              State
                                 Current                     -
                                 Deferred                  276
                                                  ------------
                              Total                $     2,631
                                                  ============

     A reconciliation of the provision in lieu of income taxes to the federal statutory tax rate of 35% is as follows (in thousands):

                                                   January 1,
                                                     1998 To
                                                  November 22,
                                                     1998
                                                  ------------
             Provision at the statutory rate       $     2,410
             State income tax, net of
                benefit for federal deduction              181
             Permanent differences                          40
                                                  ------------
             Total                                 $     2,631
                                                  ============

Note 11 -- Supplemental Disclosures of Cash Flow Information

     In connection with our formation, certain investing and financial activities occurred. Effective November 23, 1998, substantially all of the assets and liabilities of our predecessor were conveyed to us at historical cost. Net assets assumed by the operating partnership are as follows (in thousands):

         Cash and cash equivalents                        $       224
         Accounts receivable                                  109,311
         Inventory                                             22,906
         Prepaid expenses and other current assets              1,059
         Property and equipment, net                          375,948
         Pipeline linefill                                     48,264
         Intangible assets, net                                11,001
                                                          -----------
            Total assets conveyed                             568,713
                                                          -----------

         Accounts payable and other current liabilities       107,405
         Due to affiliates                                      8,942
         Bank debt                                            183,600
                                                          -----------
            Total liabilities assumed                         299,947
                                                          -----------
         Net assets assumed by the Partnership            $   268,766
                                                          ===========

     Interest paid totaled $25.9 million, $22.3 million, $0.1 million and $8.5 million for the years ended December 31, 2000 and 1999, the period from November 23, 1998 to December 31, 1998 and the period from January 1, 1998 through November 23, 1998, respectively.

Note 12 -- Major Customers and Concentration of Credit Risk

     Customers accounting for 10% or more of revenues were as follows for the periods indicated:

                                                                  Percentage
                                            --------------------------------------------------------
                                                                          November 23,   January 1,
                                                                            1998 To       1998 To
                                            Year Ended December 31,       December 31,  November 22,
                                            -----------------------
       Customer                                 2000        1999             1998           1998
       ---------------------------------    -----------   ---------       -----------   ------------
       Marathon Ashland Petroleum                    12%      -                     -              -
       Sempra Energy Trading Corporation              -      22%                   20%            31%
       Koch Oil Company                               -      19%                    -             19%
       ExxonMobil                                     -       -                    11%             -

     All of the customers above pertain to our marketing, gathering, terminalling and storage segment.

     Financial instruments which potentially subject us to concentrations of credit risk consist principally of trade receivables. Our accounts receivable are primarily from purchasers and shippers of crude oil. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. We generally require letters of credit for receivables from customers that are not considered investment grade, unless the credit risk can otherwise be reduced. We believe that the loss of an individual customer would not have a material adverse effect.

Note 13 -- Related Party Transactions

   Reimbursement of Expenses of Our General Partner and Its Affiliates

     We do not directly employ any persons to manage or operate our business. These functions are provided by employees of our general partner and Plains Resources. Our general partner does not receive a management fee or other compensation in connection with its management of us. We reimburse our general partner and Plains Resources for all direct and indirect costs of services provided, including the costs of employee, officer and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate to the conduct of our business, and allocable to us. Our agreement provides that our general partner will determine the expenses allocable to us in any reasonable manner determined by our general partner in its sole discretion. Total costs reimbursed to our general partner and Plains Resources by us were approximately $63.8 million, $44.7 million and $0.5 million for the years ended December 31, 2000 and 1999 and for period from November 23, 1998 to December 31, 1998, respectively. Such costs include, (1) allocated personnel costs (such as salaries and employee benefits) of the personnel providing such services, (2) rent on office space allocated to our general partner in Plains Resources' offices in Houston, Texas (3) property and casualty insurance premiums and (4) out-of-pocket expenses related to the provision of such services.

     Plains Resources allocated certain general and administrative expenses to the Plains Midstream Subsidiaries during 1998. The types of indirect expenses allocated to the Plains Midstream Subsidiaries during this period were office rent, utilities, telephone services, data processing services, office supplies and equipment maintenance. Direct expenses allocated by Plains Resources were primarily salaries and benefits of employees engaged in the business activities of the Plains Midstream Subsidiaries.

   Crude Oil Marketing Agreement

     We are the exclusive marketer/purchaser for all of Plains Resources' equity crude oil production. The marketing agreement with Plains Resources provides that we will purchase for resale at market prices all of Plains Resources' crude oil production for which we charge a fee of $0.20 per barrel. For the years ended December 31, 2000 and 1999 and the period from November 23, 1998 to December 31, 1998, we paid Plains Resources approximately $244.9 million, $131.5 million and $4.1 million, respectively, for the purchase of crude oil under the agreement, including the royalty share of production, and recognized profits of approximately $1.7 million, $1.5 million and $0.1 million from the marketing fee for the same periods, respectively. Prior to the marketing agreement, our predecessor marketed crude oil production of Plains Resources, its subsidiaries and its royalty owners. Our predecessor paid approximately $83.4 million for the purchase of these products for the period from January 1, 1998 to November 22, 1998. In management's opinion, these purchases were made at prevailing market prices. Our predecessor did not recognize a profit on the sale of the crude oil purchased from Plains Resources.

   Financing

     In May 2000, we repaid to our general partner $114.0 million of subordinated debt (see Note 6). Interest expense related to the notes was $3.3 million and $0.6 million for the years ended December 31, 2000 and 1999, respectively.

     To finance a portion of the purchase price of the Scurlock acquisition, we sold to our general partner 1.3 million Class B common units at $19.125 per unit, the market value of our common units on May 12, 1999 (see Note4).

     The balance of amounts due to affiliates at December 31, 2000 and 1999 was $21.0 million and $42.7 million, respectively, and was related to the transactions discussed above.

   Benefit Plan

     Plains Resources maintains a 401(k) defined contribution plan whereby they match 100% of an employee's contribution (subject to certain limitations in the plan), with matching contribution being made 50% in cash and 50% in common stock (the number of shares for the stock match being based on the market value of the common stock at the time the shares are granted). For the years ended December 31, 2000, 1999 and 1998, defined contribution plan expense was $1.0 million, $0.7 million and $0.2 million, respectively.

Note 14 -- Long-Term Incentive Plans

     Our general partner has adopted the Plains All American Inc. 1998 Long-Term Incentive Plan for employees and directors of our general partner and its affiliates who perform services for us. The Long-Term Incentive Plan consists of two components, a restricted unit plan and a unit option plan. The Long-Term Incentive Plan currently permits the grant of restricted units and unit options covering an aggregate of 975,000 common units. The plan is administered by the Compensation Committee of our general partner's board of directors.

     Restricted Unit Plan. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit. As of March 15, 2001, an aggregate of approximately 610,100 restricted units have been granted to employees of our general partner. In addition, 15,000 restricted units have been granted to non-employee directors of our general partner. The Compensation Committee may, in the future, make additional grants under the plan to employees and directors containing such terms as the Compensation Committee shall determine. In general, restricted units granted to employees during the subordination period will vest only upon, and in the same proportions as, the conversion of the subordinated units to common units. Grants made to non-employee directors of our general partner are eligible to vest prior to termination of the subordination period.

     If a grantee terminates employment or membership on the board for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the Compensation Committee provides otherwise. Common units to be delivered upon the vesting of rights may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Following the subordination period, the Compensation Committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units.

     The issuance of the common units pursuant to the restricted unit plan is primarily intended to serve as a means of incentive compensation for performance. Therefore, no consideration will be paid to us by the plan participants upon receipt of the common units.

     Unit Option Plan. The Unit Option Plan currently permits the grant of options covering common units. No grants have been made under the Unit Option Plan to date. However, the Compensation Committee may, in the future, make grants under the plan to employees and directors containing such terms as the committee shall determine, provided that unit options have an exercise price equal to the fair market value of the units on the date of grant. Unit options granted during the subordination period will become exercisable automatically upon, and in the same proportions as, the conversion of the subordinated units to common units, unless a later vesting date is provided.

     Upon exercise of a unit option, our general partner will deliver common units acquired by it in the open market, purchased directly from us or any other person, or use common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring such common units and the proceeds received by our general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and our general partner will remit to us the proceeds received by it from the optionee upon exercise of the unit option.

     The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of the common unitholders. Our general partner's board of directors in its discretion may terminate the Long-Term Incentive Plan at any time with respect to any common units for which a grant has not yet been made. Our general partner's board of directors also has the right to alter or amend the Long-Term Incentive Plan or any part of the plan from time to time, including increasing the number of common units with respect to which awards may be granted; provided, however, that no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of such participant.

     We apply APB 25 and related interpretations in accounting for unit option plans. In accordance with APB 25, no compensation expense has been recognized for the unit option plan. Since no options have been granted to date, there is no pro forma effect of a fair value based method of accounting in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

     Transaction Grant Agreements. In addition to the grants made under the Restricted Unit Plan described above, our general partner, at no cost to us, agreed to transfer approximately 400,000 of its affiliates' common units (including distribution equivalent rights attributable to such units) to certain key officers and employees of our general partner and its affiliates. Generally, under these grants, the common units vest based on attaining a targeted operating surplus for a given year. Approximately 75,000 and 6,000 of the common units vest for 2001 and 2002, respectively, if the operating surplus generated in each year equals or exceeds the amount necessary to pay the minimum quarterly distributions on all outstanding common units and the related distribution on our general partner interest. If a tranche of common units does not vest for a particular year due to a common unit arrearage, such common units will vest at the time the common unit arrearages for such year have been paid. In addition, approximately 58,000 and 11,000 of the common units vest for 2001and 2002, respectively, if the operating surplus generated in such year exceeds the amount necessary to pay the minimum quarterly distributions on all outstanding common units and subordinated units and the related distributions on our general partner interest. Approximately 69,000 and 113,000 (excluding approximately 20,000 units withheld for payment of federal income taxes) of the units vested for 1999 and 2000, respectively and approximately 47,000 common units remain unvested as no distribution on the subordinated units was made for the fourth quarter of 1999. Any common units remaining unvested shall vest upon, and in the same proportion as, the conversion of subordinated units to common units. Distribution equivalent rights are paid in cash at the time of the vesting of the associated common units. Notwithstanding the foregoing, all common units become vested if Plains All American Inc. is removed as our general partner prior to January 1, 2002.

     We recognized noncash compensation expense of approximately $3.1 million and $1.0 million for the years ended December 31, 2000 and 1999, respectively, related to the transaction grants which vested for 2000 and 1999. These amounts are included in general and administrative expense on the Consolidated Statements of Operations. We reflected a capital contribution from our general partner for like amounts. There were no transaction grants which vested for 1998.

Note 15 -- Commitments and Contingencies

     We lease certain real property, equipment and operating facilities under various operating leases. We also incur costs associated with leased land, rights-of-way, permits and regulatory fees, the contracts for which generally extend beyond one year but can be canceled at any time should they not be required for operations. Future non-cancelable commitments related to these items at December 31, 2000, are summarized below (in thousands):

                       2001                   $   6,420
                       2002                       3,716
                       2003                       3,727
                       2004                       3,744
                       2005                       3,764
                       Thereafter                 2,797

     Total lease expense incurred for 2000 and 1999 was $6.7 million and $8.9 million, respectively. Lease expense incurred for the period from November 23, 1998 to December 31, 1998 and from January 1, 1998 to November 22, 1998 was $0.2 million and $0.9 million, respectively.

     During 1997, the All American Pipeline experienced a leak in a segment of its pipeline in California that resulted in an estimated 12,000 barrels of crude oil being released into the soil. Immediate action was taken to repair the pipeline leak, contain the spill and to recover the released crude oil. We have expended approximately $400,000 to date in connection with this spill and do not expect any additional expenditures to be material, although we can provide no assurances in that regard.

     Prior to being acquired by our predecessor in 1996, the Ingleside Terminal experienced releases of refined petroleum products into the soil and groundwater underlying the site due to activities on the property. We are undertaking a voluntary state-administered remediation of the contamination on the property to determine the extent of the contamination. We have proposed extending the scope of our study and are awaiting the state's response. We have spent approximately $140,000 to date in investigating the contamination at this site. We do not anticipate the total additional costs related to this site to exceed $250,000, although no assurance can be given that the actual cost could not exceed such estimate. In addition, a portion of any such costs may be reimbursed to us from Plains Resources.

   Litigation

     Texas Securities Litigation. On November 29, 1999, a class action lawsuit was filed in the United States District Court for the Southern District of Texas entitled Di Giacomo v. Plains All American Pipeline, L.P., et al. The suit alleged that Plains All American and certain of our general partner's officers and directors violated federal securities laws, primarily in connection with unauthorized trading by a former employee. An additional nineteen cases have been filed in the Southern District of Texas, some of which name our general partner and Plains Resources as additional defendants. All of the federal securities claims are being consolidated into two actions. The first consolidated action is that filed by purchasers of Plains Resources' common stock and options, and is captioned Koplovitz v. Plains Resources Inc., et al. The second consolidated action is that filed by purchasers of our common units, and is captioned Di Giacomo v. Plains All American Pipeline, L.P., et al. Plaintiffs alleged that the defendants were liable for securities fraud violations under Rule 10b-5 and Section 20(a) of the Securities Exchange Act of 1934 and for making false registration statements under Sections 11 and 15 of the Securities Act of 1933.

     We and Plains Resources reached an agreement with representatives for the plaintiffs for the settlement of all of the class actions, and in January 2001, we deposited approximately $30.0 million under the terms of the settlement agreement. The total cost of the settlement to us and Plains Resources, including interest and expenses and after insurance reimbursements, was $14.9 million. Of that amount, $1.0 million was allocated to Plains Resources by agreement between special independent committees of the board of directors of our general partner and the board of directors of Plains Resources. All such amounts were reflected in our financial statements at December 31, 2000. The settlement is subject to a number of conditions, including final approval by the court. A hearing is set for March 30, 2001. The settlement agreement does not affect the Texas Derivative Litigation and Delaware Derivative Litigation described below.

     Delaware Derivative Litigation. On December 3, 1999, two derivative lawsuits were filed in the Delaware Chancery Court, New Castle County, entitled Susser v. Plains All American Inc., et al and Senderowitz v. Plains All American Inc., et al. These suits, and three others which were filed in Delaware subsequently, named our general partner, its directors and certain of its officers as defendants, and allege that the defendants breached the fiduciary duties that they owed to Plains All American Pipeline, L.P. and its unitholders by failing to monitor properly the activities of its employees. The court has consolidated all of the cases under the caption In Re Plains All American Inc. Shareholders Litigation, and has designated the complaint filed in Susser v. Plains All American Inc. as the complaint in the consolidated action. A motion to dismiss was filed on behalf of the defendants on August 11, 2000.

     The plaintiffs in the Delaware derivative litigation seek that the defendants

     . account for all losses and damages allegedly sustained by Plains All American from the unauthorized trading losses;

     . establish and maintain effective internal controls ensuring that our affiliates and persons responsible for our affairs do not engage in wrongful practices detrimental to Plains All American;

     . pay for the plaintiffs' costs and expenses in the litigation, including reasonable attorneys' fees, accountants' fees and experts' fees; and

     . provide the plaintiffs any additional relief as may be just and proper under the circumstances.

     We have reached an agreement in principle with the plaintiffs, subject to approval by the Delaware court, to settle the Delaware litigation for approximately $1.1 million.

     Texas Derivative Litigation. On July 11, 2000, a derivative lawsuit was filed in the United States District Court of the Southern District of Texas entitled Fernandes v. Plains All American Inc., et al, naming our general partner, its directors and certain of its officers as defendants. This lawsuit contains the same claims and seeks the same relief as the Delaware derivative litigation, described above. A motion to dismiss was filed on behalf of the defendants on August 14, 2000.

     We intend to vigorously defend the claims made in the Texas derivative litigation. We believe that Delaware court approval of the settlement of the Delaware derivative litigation will effectively preclude prosecution of the Texas derivative litigation. However, there can be no assurance that we will be successful in our defense or that this lawsuit will not have a material adverse effect on our financial position or results of operation.

     We, in the ordinary course of business, are a claimant and/or a defendant in various other legal proceedings. Management does not believe that the outcome of these other legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

     We may experience future re leases of crude oil into the environment from our pipeline and storage operations, or discover releases that were previously unidentified. While we maintain an extensive inspection program designed to prevent and, as applicable, to detect and address such releases promptly, damages and liabilities incurred due to any future environmental releases from our assets may substantially affect our business.

Note 16 -- Quarterly Financial Data (Unaudited)

                                                       First         Second        Third            Fourth
                                                       Quarter       Quarter       Quarter       Quarter (1)       Total
                                                   -------------- ------------  ------------    -------------  ------------
                                                                     (in thousands, except per unit data)
     2000
     ----
     Revenues, as reclassified (2)                  $  2,002,507  $  1,481,834  $   1,555,863   $  1,600,983   $   6,641,187
     Revenues, as previously reported                    999,319       738,967        756,926              -       2,495,212
     Gross margin (3)                                     36,552        32,774         25,960         32,434         127,720
     Operating income                                     17,788        20,164         10,700         13,724          62,376
     Net income before extraordinary item                 64,300        17,063          4,516          6,770          92,649
     Extraordinary item                                   (4,145)      (11,002)             -              -         (15,147)
     Net income                                           60,155         6,061          4,516          6,770          77,502
     Net income per limited partner unit
        Before extraordinary item                           1.83          0.49           0.13           0.19            2.64
        Extraordinary item                                 (0.12)        (0.32)             -              -           (0.44)
        After extraordinary item                            1.71          0.17           0.13           0.19            2.20
     Cash distributions per common unit (4)         $      0.450  $      0.463  $       0.463   $      0.463   $       1.839

     1999
     ----
     Revenues, as reclassified (2)                  $  1,128,839  $  2,535,200  $   3,000,282   $  4,246,102   $  10,910,423
     Revenues, as previously reported                    471,209       885,046      1,127,808      2,255,829       4,739,892
     Gross margin (3)                                     (1,546)        4,985        (38,922)       (20,643)        (56,126)
     Operating loss                                       (6,965)       (4,624)       (53,839)       (32,663)        (98,091)
     Net loss before extraordinary item                  (10,061)       (9,154)       (60,131)       (22,469)       (101,815)
     Extraordinary item                                        -             -              -         (1,545)         (1,545)
     Net loss                                            (10,061)       (9,154)       (60,131)       (24,014)       (103,360)
     Net loss per limited partner unit
        Before extraordinary item                          (0.33)        (0.29)         (1.88)         (0.64)          (3.16)
        Extraordinary item                                     -             -              -          (0.05)          (0.05)
        After extraordinary item                           (0.33)        (0.29)         (1.88)         (0.69)          (3.21)
     Cash distributions per common unit (4)         $      0.450  $      0.463  $       0.481   $      0.450   $       1.844
______________

(1) For 2000, includes a $5.0 million charge to reserve for potentially uncollectible accounts receivable.
(2) These amounts represent the reclassification from previously reported amounts due to the adoption of EITF 99-19 (see Note 2).
(3) For the third and fourth quarters of 2000, includes the effects of the charge for litigation related to the unauthorized trading losses and the effects of the unauthorized trading losses for all quarters of 1999 (see
    Note 3).
(4) Represents cash distributions declared and paid per common unit for the period indicated. Distributions are paid in the following calendar quarter.

Note 17 -- Operating Segments

     Our operations consist of two operating segments: (1) Pipeline Operations - engages in interstate and intrastate crude oil pipeline transportation and certain related merchant activities; (2) Marketing, Gathering, Terminalling and Storage Operations - engages in purchases and resales of crude oil at various points along the distribution chain and the leasing of certain terminalling and storage assets. Prior to the July 1998 acquisition of the All American Pipeline and SJV Gathering System, our predecessor had only marketing, gathering, terminalling and storage operations. We evaluate segment performance based on gross margin, gross profit and income before provision in lieu of income taxes and extraordinary items.

     The following table summarizes segment revenues, gross margin, gross profit and income (loss) before provision in lieu of income taxes and extraordinary items:


                                                                                           Marketing,
                                                                                           Gathering,
                                                                                          Terminalling
               (In thousands)                                            Pipeline        & Storage (a)          Total (a)
              ------------------------------------------------------------------------------------------------------------
               2000
               Revenues:
                  External Customers                                $    505,712      $       6,135,475     $    6,641,187
                  Intersegment  (b)                                       68,745                      -             68,745
                  Other                                                    9,045                  1,731             10,776
                                                                    ------------      -----------------     --------------
                    Total revenues of reportable segments           $    583,502      $       6,137,206     $    6,720,708
                                                                    ============      =================     ==============

               Segment gross margin (c)                             $     51,787      $          75,933     $      127,720
               Segment gross profit (d)                                   49,996                 36,903             86,899
               Net income (loss) before extraordinary item                94,461                 (1,812)            92,649
               Interest expense                                            5,738                 22,953             28,691
               Depreciation and amortization                               7,030                 17,493             24,523
               Capital expenditures                                        1,544                 11,059             12,603
               Total assets                                              324,751                561,050            885,801
              ------------------------------------------------------------------------------------------------------------
               1999
               Revenues:
                  External Customers                                $    854,377      $      10,056,046     $   10,910,423
                  Intersegment  (b)                                      131,445                      -            131,445
                  Other                                                      195                    763                958
                                                                    ------------      -----------------     --------------
                    Total revenues of reportable segments           $    986,017      $      10,056,809     $   11,042,826
                                                                    ============      =================     ==============
               Segment gross margin (c)                             $     58,001      $        (114,127)    $      (56,126)
               Segment gross profit (d)                                   55,384               (134,721)           (79,337)
               Net income (loss) before extraordinary item                46,075               (147,890)          (101,815)
               Interest expense                                           13,572                  7,567             21,139
               Depreciation and amortization                              10,979                  6,365             17,344
               Capital expenditures                                       69,375                119,911            189,286
               Total assets                                              524,438                698,599          1,223,037
              ------------------------------------------------------------------------------------------------------------
               November 23, 1998 to December 31, 1998
               Revenues:
                  External Customers                                $     54,089      $         344,829     $      398,918
                  Intersegment  (b)                                        2,029                    429              2,458
                  Other                                                        -                     12                 12
                                                                    ------------      -----------------     --------------
                    Total revenues of reportable segments           $     56,118      $         345,270     $      401,388
                                                                    ============      =================     ==============
               Segment gross margin (c)                             $      3,546      $           1,553     $        5,099
               Segment gross profit (d)                                    3,329                    999              4,328
               Net income                                                  1,035                    742              1,777
               Interest expense                                            1,321                     50              1,371
               Depreciation and amortization                                 973                    219              1,192
               Capital expenditures                                          352                  2,535              2,887
               Total assets                                              471,864                135,322            607,186
              ------------------------------------------------------------------------------------------------------------

                                               Table continued on following page

                                                                                 Marketing,
                                                                                 Gathering,
                                                                                Terminalling
     (In thousands)                                            Pipeline        & Storage (a)            Total (a)
    -------------------------------------------------------------------------------------------------------------------
     January 1, 1998 to November 22, 1998 (Predecessor)
     Revenues:
        External Customers                                  $  200,139      $       2,918,214        $        3,118,353
        Intersegment (b)                                        21,166                  2,391                    23,557
        Other                                                      603                    (31)                      572
                                                            ----------      -----------------        ------------------
          Total revenues of reportable segments             $  221,908      $       2,920,574        $        3,142,482
                                                            ==========      =================        ==================
     Segment gross margin (c)                               $   13,222      $          13,059        $           26,281
     Segment gross profit (d)                                   12,394                  9,361                    21,755
     Net income before provision in lieu of income taxes         2,152                  4,736                     6,888
     Interest expense                                            7,787                  3,473                    11,260
     Depreciation and amortization                               3,058                  1,121                     4,179
     Provision in lieu of income taxes                             822                  1,809                     2,631
     Capital expenditures                                      393,379                  4,677                   398,056
    -------------------------------------------------------------------------------------------------------------------

     a) Revenues for the marketing, gathering, terminalling and storage segment include the effects of the adoption of EITF 99-19 (see Note 2). For the years ending December 31, 2000 and 1999 and the periods November 23, 1998 to December 31, 1998 and January 1, 1998 to November 22, 1998, revenues have been reclassified by $2.5 billion, $6.2 billion, $0.2 billion and $2.1 billion, respectively.
     b)  Intersegment sales were conducted on an arm's length basis.
     c) Gross margin is calculated as revenues less cost of sales and operations expenses.
     d) Gross profit is calculated as revenues less costs of sales and operations expenses and general and administrative expenses.

Note 18 -- Subsequent Events

 Acquisitions

   Murphy Oil Company Ltd. Midstream Operations

   On March 1, 2001, we signed an agreement to purchase substantially all of the crude oil pipeline, gathering, storage and terminalling assets of Murphy Oil Company Ltd. ("Murphy") for approximately $155.0 million in cash, plus an additional cash payment, to be determined prior to closing in accordance with the agreement, for excess inventory in the systems (estimated to be approximately $5.0 million). The principal assets to be acquired include approximately 450 miles of crude oil and condensate transmission mainlines and associated gathering and lateral lines, and approximately 1.1 million barrels of crude oil storage and terminalling capacity located primarily in Kerrobert, Saskatchewan, approximately 200,000 barrels of linefill, as well as a currently inactive 108-mile mainline system and 121 trailers used primarily for crude oil transportation.

   Murphy has agreed to continue to transport production from fields currently delivering crude oil to these pipeline systems, under a new long-term contract. The current volume is approximately 11,000 barrels per day. The pipeline systems transport approximately 200,000 barrels per day of light, medium and heavy crudes, as well as condensate.

   Canadian Marketing Assets

   We have entered into a letter of intent to purchase the assets of a Canadian marketing company. The expected purchase price is approximately $43.0 million, of which approximately $18.0 million will be subject to certain performance targets. The marketing company currently gathers approximately 75,000 barrels per day of crude oil and markets approximately 26,000 barrels per day of natural gas liquids. Tangible assets include a crude oil handling facility, a 100,000 barrel tank facility and working capital of approximately $8.5 million.

   Initial financing for the acquisitions will be provided via an expansion of our existing revolving credit, letter of credit and inventory facility. The expanded facility will initially be underwritten by Fleet Boston and will consist of a $100.0 million five-year term loan and a $30.0 million revolving credit facility that will expire in April 2005.

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Note 19 -- Debt Securities

On August 27, 2001, the Partnership filed a registration statement to register common units representing limited partner interests and debt securities, including guarantees. The Partnership has no independent assets or operations, and PAA Finance Corp., a 100% owned finance subsidiary, may co-issue the debt securities. If a series of debt securities is guaranteed, such series will be guaranteed by all subsidiaries, all of which are 100% owned, other than minor subsidiaries. Such guarantees will be full and unconditional and joint and several.

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